December 14, 1994

          CONFIDENTIAL

          Mr. Robert Schmiege
          Chairman, President and CEO
          Chicago and North Western Transportation Company
          165 North Canal Street
          Chicago, IL  60606

          Dear Mr. Schmiege:

          This will confirm that The Blackstone Group L.P. ("Blackstone") has been retained by Chicago and North Western Transportation Company ("CNW" or the "Company") to act as its exclusive financial advisor with respect to: (i) the Company's review of certain long-term shareholder value issues; and (ii) the Company's discussions and proposed agreement (the "Settlement Agreement") with Union Pacific Corporation ("UP") relating to UP's proposed merger with Santa Fe Pacific Corporation. During the term of this engagement, Blackstone agrees to provide the Company strategic and financial advice, including assisting the Company in analyzing, valuing, structuring, negotiating the terms of and effecting the Settlement Agreement pursuant to the terms and conditions of this letter agreement.

          Blackstone's engagement shall be deemed to have commenced on November 29, 1994. The term of the engagement shall be twelve months from the date hereof, subject to termination by either the Company or Blackstone at any time, with or without cause, upon written notice to the other party, and without liability or continuing obligation to CNW or to Blackstone (except for (i) any compensation earned (including the minimum quarterly fee for two quarters referred to below which shall be payable regardless of the time of termination) and expenses incurred by Blackstone prior to the date of termination and (ii) in the case of termination by the Company, Blackstone's right to any fee pursuant to this letter for the signing of the Settlement Agreement within one year of such termination) and provided that the separate letter agreement providing for the indemnification of Blackstone by the Company will remain operative regardless of such termination.

          As compensation for Blackstone's services, the Company agrees to pay Blackstone a fee equal to: (i) $250,000 per quarter for a minimum of two quarters, payable in advance each quarter, from the commencement of Blackstone's engagement (the "Retainer Fee"); and (ii) an amount not less than $1,000,000 and not greater than $3,000,000 (such amount to be (such amount to be mutually agreed upon by the Company and Blackstone based upon the terms of the Settlement Agreement and the degree of Blackstone's involvement in such negotiations), less any Retainer Fee paid, payable upon signing of the Settlement Agreement (the "Settlement Fee"). In addition to any fees that may be payable to Blackstone hereunder
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          Chicago and North Western Transportation Company
          Page 2



          and regardless of whether any transaction (including any settlement) is proposed or consummated, the Company hereby agrees, from time to time upon request, to reimburse Blackstone for all of Blackstone's reasonable travel and other out-of-pocket expenses incurred (including Blackstone's legal expenses) in connection with Blackstone's engagement hereunder; provided, however, that all such legal expenses will be subject to prior approval by the Company.

          The Company agrees that in the event it is evaluating the possibility of a merger or other sale transaction, it shall retain Blackstone as its exclusive financial advisor with respect thereto on terms customary for engagements of that type.

          The Company acknowledges that all opinions and advice (written and oral) given by Blackstone to the Company in connection with this engagement are intended solely for the benefit and use of the Company (including its management and directors) in evaluating certain long-term shareholder value issues and the Settlement Agreement. The Company agrees that no such opinions or advice shall be used for any other means or reproduced, disseminated, quoted or referred to, except as required by law, at any time without the prior written consent of Blackstone, which consent shall not be unreasonably withheld.

          In connection with Blackstone's activities on the Company's behalf, the Company will furnish to Blackstone all information and data which Blackstone reasonably deems appropriate (the "Information"). The Company will also provide Blackstone reasonable access to its officers, directors and employees, as well as to its independent accounts and to its counsel. The Company hereby represents that the Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made, and will be complete and correct in all material respects. The Company recognizes and confirms that Blackstone (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) is entitled to rely upon the Information without independent verification and
          (d) will not make an appraisal of any assets in connection with this assignment. All such information and data, whether oral or written, will be kept confidential by Blackstone except such information and data as has been made public, or such information and data as the Company agrees, with regard to information
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          Chicago and North Western Transportation Company
          Page 3



          supplied by it or on its behalf, may be disclosed, or such information and data which Blackstone is required by law, upon advice of counsel, to disclose, but only after reasonable prior notice to the Company.

          Blackstone and the Company have entered into a separate letter agreement, attached hereto as ATTACHMENT A, providing for the indemnification of Blackstone by the Company in connection with the engagement hereunder.

          This agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed and performed in that state. This agreement shall be binding upon CNW, its successors and permitted assigns.

          Please confirm that the foregoing is in accordance with your understanding and agreement with Blackstone by signing and returning the duplicate of this letter enclosed herewith.


                                             Very truly yours,

                                             THE BLACKSTONE GROUP L.P.


                                             By /s/ J. Tomilson Hill
                                                J. Tomilson Hill




          CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY


          By /s/ Robert Schmiege
             Robert Schmiege
             Chairman, President and CEO

                                     ATTACHMENT A

                                                          December 14, 1994

          The Blackstone Group L.P.
          345 Park Avenue
          New York, NY  10154

          Gentlemen:
                              INDEMNIFICATION AGREEMENT

          This letter will confirm that we have engaged The Blackstone Group L.P. ("Blackstone") to advise and assist us in connection with respect to the matters referred to in our letter agreement dated as of December 14, 1994 (the "Engagement Letter"). In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and your and their respective partners (both general and limited), officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an "Indemnified Party") from and against any losses, claims, damages, expenses and liabilities whatsoever, whether they be joint or several, related to, arising out of or in connection with the engagement (the "Engagement") under the Engagement Letter and will reimburse each Indemnified Part for all expenses (including fees, expenses and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement or this agreement, whether or not pending or threatened, whether or not any Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by us. We will not, however, be liable under the foregoing indemnification provision for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the bad faith, gross negligence or willful misconduct of Blackstone. We also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us or our owners, parents, affiliates, security holders or creditors for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the bad faith, gross negligence or willful misconduct of Blackstone.

          If the indemnification provided for in the preceding paragraph is for any reason unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, we shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by you, on the one hand, and us, on the other hand, from the Engagement or (ii) if and only if the allocation provided by clause (i) above is for any reason not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause
          (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, to the extent permitted by applicable law, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us, our security holders and our creditors in the transaction or transactions that are the subject to the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to Blackstone under the Engagement Letter.

          Neither party to this agreement will, without the prior written consent of the other party (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a "Judgement"), whether or not we or any Indemnified Party is an actual or potential party to such claim, action, suit or proceeding. In the event that we week to settle or compromise or consent to the entry of any Judgment, we agree that such settlement, compromise or consent shall include an unconditional release of Blackstone and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding.

          Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify us will not relieve us from any liability which we may have hereunder or otherwise, except to the extent that such failure materially prejudices our rights. If we so elect or are requested by such Indemnified Party, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Blackstone and the payment of the fees and disbursements of such counsel.

          In the event, however, such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if we fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Party may employ separate counsel reasonably satisfactory to us to represent or defend it in any such action or proceeding and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party's own expense.

          The foregoing reimbursement, indemnity and contribution obligations of the Company under this agreement shall be in addition to any rights that an Indemnified Party may have at common law or otherwise than under this agreement, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and such Indemnified Party.

          The provisions of this agreement shall apply to the Engagement, as well as any additional engagement of Blackstone by the Company in connection with the matters which are the subject of the Engagement, and any modification of the Engagement or additional engagement and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.

          This agreement and the Engagement Letter shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed in and to be performed in that state.

          The effective date of this agreement shall be deemed to be November 29, 1994 for all purposes hereunder.

                                             Very truly yours,

                                             CHICAGO AND NORTH WESTERN
                                             TRANSPORTATION COMPANY

                                             By /s/ Robert Schmiege
                                                Robert Schmiege
                                                Chairman, President and CEO
          Accepted and Agreed
          to as of the date first
          written above:

          THE BLACKSTONE GROUP L.P.

          By /s/ J. Tomilson Hill
             J. Tomilson Hill
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